As filed with the Securities and Exchange Commission on April 9, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GenCorp Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	34-0244000 (I.R.S. Employer Identification No.)
2001 Aerojet Road Rancho Cordova, CA 95742 (916) 355-4000 (Address of Principal Executive Offices)
GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan
(Full title of the plan)

Kathleen E. Redd
Vice President, Chief Financial Officer and Assistant Secretary
2001 Aerojet Road
Rancho Cordova, CA 95742
(916) 355-4000

(Name, Address, and Telephone Number of Agent for Service)

P.O. Box 537012 Sacramento, CA 95853-7012 (Mailing Address)

Copy to:
Steve Wolosky, Esq. Jeffrey S. Spindler, Esq. Olshan Frome Wolosky LLP 65 East 55th Street New York, NY 10022-1106 (212) 451-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee(2)
Common stock, par value $0.10 per share	2,450,000	$22.96	$56,252,000	$6,536.48

(1)
The Registrant previously registered 5,000,000 shares that may be issued pursuant to the GenCorp Inc. 2009 Equity and Performance Incentive Plan as described in the Explanatory Note below. This filing is made solely to register 2,450,000 additional shares which may be issued pursuant to the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also registers such indeterminate number of additional shares of Common Stock of the Registrant that may be offered pursuant to the anti-dilution provisions set forth in the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan.

(2)
Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are calculated based on the average of the high and low prices of the Registrant’s common stock on the New York Stock Exchange on April 6, 2015.

EXPLANATORY NOTE

This Registration Statement is being filed by the Registrant, GenCorp Inc., for the purpose of registering 2,450,000 shares of common stock, par value $0.10 per share, issuable under the GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan (the “Plan”), pursuant to General Instruction E on Form S-8 (Registration of Additional Securities).  Registration Statements on Form S-8 have been filed previously on April 28, 2009 (File No. 333-158870) covering 500,000 shares of common stock reserved for issuance pursuant to awards under the Plan, on April 9, 2010 (File No. 333-165978) covering an additional 1,500,000 shares of common stock reserved for issuance pursuant to awards under the Plan and on March 28, 2012 (File No. 333-180400) covering an additional 3,000,000 shares of common stock reserved for issuance pursuant to awards under the Plan.  Such previously filed Form S-8 Registration Statements (File Nos. 333-158870, 333-165978 and 333-180400) are incorporated herein by reference and made a part hereof.  The stockholders of the Registrant approved an amendment to the Plan for the purpose of adding an additional 2,450,000 shares of common stock at the annual meeting of stockholders on March 31, 2015.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows the Registrant to “incorporate by reference” the information the Registrant files with the SEC, which means that the Registrant can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and later information filed with (rather than furnished to) the SEC will update and supersede this information.  The following documents filed by us with the SEC are incorporated by reference in this Registration Statement:

•	Our Annual Report on Form 10-K for the fiscal year ended November 30, 2014 filed with the SEC on January 30, 2015;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2015 filed with the SEC on April 9, 2015;

•
Our Current Reports on Form 8-K filed with the SEC on December 22, 2014, January 8, 2015, January 30, 2015, February 3, 2015 (as amended on April 2, 2015 on Form 8-K/A), February 6, 2015, February 17, 2015, March 5, 2015, March 6, 2015, March 10, 2015, March 11, 2015, April 2, 2015 and April 9, 2015; and

•
The description of the Registrant’s capital stock contained in its Registration Statement on Form 10 filed on May 20, 1935 under the Securities Exchange Act of 1934, as amended, as amended by Amendment No. 1 on Form 8, dated March 29, 1989 (File No. 1-1520).

Additionally, all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the respective dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.  Notwithstanding the foregoing, the Registrant is not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC.

You may request a copy of these filings, excluding the exhibits to such filings which we have not specifically incorporated by reference in such filings, at no cost, by writing to us at the following address or telephoning us at (916) 355-4000:

GenCorp Inc.
P.O. Box 537012
Sacramento, CA 95853-7012
Attention: Corporate Secretary

The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, like us, that file electronically with the SEC.  You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.  Our SEC filings are also available on our website at www.GenCorp.com.

Item 6.  Indemnification of Directors and Officers.

The Registrant's Certificate of Incorporation and Bylaws, provide that the Registrant shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, or in any other capacity.

Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation (or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys' fees) actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

The Registrant's Certificate of Incorporation and Bylaws further provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any such expense, liability, or loss asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability under the provisions of law.

The Registrant maintains an officer's and director's liability insurance policy insuring its officers and directors against certain expenses, liabilities, and losses incurred by them in their capacities as such, and insuring the Registrant under certain circumstances, in the event that indemnification payments are made to such officers and directors.

The Registrant has also entered into indemnification agreements (the “Indemnification Agreements”) with certain of its directors and officers (individually, the “Indemnitee”). The Indemnification Agreements require the Registrant, among other things, to indemnify the Indemnitee against specified expenses and liabilities, such as attorneys’ fees, judgments, fines and settlements, reasonably incurred or suffered by the individual in connection with any action, suit or proceeding by reason of the fact that the individual was a director or executive officer of the Company, and to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which the individual may be entitled to indemnification by the Company; provided however, that the Registrant shall indemnify Indemnitee in connection with a proceeding (or part thereof) initiated by Indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Registrant. The Indemnification Agreements provide for the advancement of all expenses to the Indemnitee upon the Registrant’s receipt from or on behalf of Indemnitee of reasonable evidence of such expenses, together with a written undertaking by Indemnitee to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that Indemnitee is not entitled to be indemnified under the Indemnification Agreement. Accordingly, if such ultimate determination is made, the Registrant shall be entitled to reimbursement by Indemnitee of any amounts paid in advance toward such indemnification.

The foregoing summaries are necessarily subject to the complete text of the statute, the Registrant's Certificate of Incorporation and Bylaws, and the arrangements referred to above and are qualified in their entirety by reference thereto.

Item 8.  Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.1	GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan.

5.1	Opinion of Olshan Frome Wolosky LLP.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of April, 2015.

GENCORP INC.

By:	/s/ Scott J. Seymour
Name:	Scott J. Seymour
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Scott J. Seymour	President, Chief Executive Officer	April 9, 2015
Scott J. Seymour	and Director (Principal Executive Officer)

/s/ Kathleen E. Redd	Vice President, Chief Financial Officer and Assistant Secretary	April 9, 2015
Kathleen E. Redd	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors	April 9, 2015
Warren G. Lichtenstein

*	Director	April 9, 2015
Thomas A. Corcoran

*	Director	April 9, 2015
James R. Henderson

	Director	April 9, 2015
Merrill A. McPeak

*	Director	April 9, 2015
James H. Perry

*	Director	April 9, 2015
Martin Turchin

	Director	April 9, 2015
Lance W. Lord

* /s/ Kathleen E. Redd	Attorney-in-Fact pursuant to	April 9, 2015
Kathleen E. Redd	Power of Attorney filed herewith.

EXHIBIT INDEX

Exhibit No.	Description

4.1	GenCorp Inc. Amended and Restated 2009 Equity and Performance Incentive Plan.*

5.1	Opinion of Olshan Frome Wolosky LLP.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1).*

24.1	Power of Attorney.*
_______________
* Filed herewith.